033 American Government Income Attachment
03/31/2004 Annual

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53a Putnam Managment has agreed to assume certain expenses incurred by the fund in connection with allegations of improper short-term trading activity. During the fund's fiscal period, legal shareholder servicing and communication, audit, and Trustee fees incurred by the fund and assumed by Putnam Management were $23,553.



72 DD1
Class A		12,318
Class B		 1,045
Class C	            60
72 DD2
Class M		   50
Class R		   --
Class Y		  201
73 A1
Class A		0.101
Class B		0.067
Class C		0.066
73 A2
Class M		0.089
Class R		0.087
Class Y		0.113
74 U1
Class A		112,440
Class B		 13,522
Class C		    773
74 U2
Class M		  465
Class R		  --
Class Y		1,651
74 V1
Class A		9.20
Class B		9.15
Class C		9.18
74 V2
Class M		9.24
Class R		9.20
Class Y	        9.20